EXHIBIT 99.1

     AmeriComm Direct Marketing, Inc., the Atlanta based sole operating Company of AmeriComm Holdings, Inc., the Company's parent corporation (the "Holding Company"), today announced record first quarter Net Sales and EBITDA. First quarter 1998 Net Sales were $46.4 million, an increase of 19% over $38.9 million in the same quarter of 1997. Operating Income was $1.6 million for the quarter ended March 31, 1998, as compared to $1.4 million for the comparable 1997 period, an increase of 12%. EBITDA for the quarter was $4.9 million, an increase of 20% over $4.1 million in the same quarter of 1997. The increases in Net Sales, Operating Income and EBITDA were due primarily to the acquisitions of Label America, Inc., in February, 1997, AmeriComm Direct Marketing, Inc., in April 1997, Cardinal Marketing, Inc. and Cardinal Marketing of New Jersey, Inc. in March 1998.

     After giving pro forma effect to the acquisitions of Label America, Inc., AmeriComm Direct Marketing, Inc., Cardinal Marketing, Inc. and Cardinal Marketing of New Jersey, Inc., Net Sales for the LTM (last twelve months) March 31, 1998, were $206.2 million, an increase of 2.3% over pro forma Net Sales of $201.5 million as reported for LTM December 31, 1997.

     Pro forma EBITDA for the LTM March 31, 1998, was $27.6 million, a 2.2% increase over pro forma EBITDA of $27.0 million as reported for LTM December 31, 1997. Pro forma EBITDA, as a percentage of net sales, for LTM March 31, 1998 and December 31, 1997 was 13.4%.

     Interest expense for the pro forma LTM March 31,1998 was $14.1 million. Interest Coverage was 2.0 for the pro forma LTM March 31, 1998 and December 31, 1997. At March 31, 1998, there was $12.4 million outstanding on the $25.0 million line-of-credit and available cash on the balance sheet was $1.4 million.

     Pro forma Debt/EBITDA leverage was 4.3 times for LTM March 31, 1998 and December 31, 1997.

     Capital expenditures were $2.3 million for the three month period ended March 31, 1998.

     As noted above, on March 16, 1998, AmeriComm Direct Marketing, Inc. acquired Cardinal Marketing, Inc. and Cardinal Marketing of New Jersey, Inc. (collectively referred to as Cardinal). Cardinal, founded in 1972, provides full-service direct marketing services catering to the financial services and retail markets, with proprietary competencies in customer profiling and response analysis.

     Subsequent to the quarter and on May 18, 1998, the Holding Company executed a Merger Agreement with DMAC Holdings, Inc. ("DMAC") whereby DMAC will acquire all of the outstanding stock of the Holding Company. DMAC is owned substantially by McCown De Leeuw & Co. IV, L.P. ("MDC IV"), an affiliated fund of the Holding Company's majority owner, McCown De Leeuw & Co. II, L.P. This investment demonstrates McCown De Leeuw's continuing commitment to the Company. Since MDC IV is a "Permitted Holder" under the terms of the Indenture dated as of June 15, 1996 relating to the Company's 11-5/8% Senior Notes due 2002, the Merger will not constitute a "Change of Control" transaction as defined in the Indenture.

     Pursuant to the Merger Agreement, each share of stock of the Holding Company (the "Common Stock") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted into the right to receive, in cash, a per share amount equal to (A) $200 million less (1) all outstanding indebtedness of the Holding Company at the Effective Time and
(2) fees and expenses of the Holding Company in connection with this transaction, (B) divided by the number of issued and outstanding shares of stock immediately prior to the Effective Time. In addition, shareholders of the Holding Company will also receive an amount equal to the amount by which the working capital, as defined, of the Holding Company and the Company at Closing exceeds $25.3 million.

     The Company was also informed that DMAC has separately executed an agreement to acquire all of the outstanding capital stock of DIMAC Marketing Corporation. Both acquisitions are subject to customary closing conditions, including Hart-Scott-Rodino clearance.